Exhibit 16.1

[Letterhead of Jones Simkins, P.C.]

February 6, 2006

Securities & Exchange Commission

Washington D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of Learning Quest Technologies, Inc. and on March 22, 2005, we reported on the balance sheet of Learning Quest Technologies, Inc. as of December 31, 2004 and 2003, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended.  On February 3, 2006 we were dismissed as the independent registered public accounting firm of Learning Quest Technologies, Inc.  We have read Learning Quest Technologies, Inc.’s statements included under Item 4.01 of its Form 8-K dated February 7, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Learning Quest Technologies, Inc.’s statements related to the engagement of HJ & Associates, LLC as the independent registered public accounting firm.

Very truly yours,

/s/ Jones Simkins, P.C.

JONES SIMKINS, P.C.